Exhibit 4.22

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (the “Agreement”) is entered into on May 11, 2020 by and among Xie Guomin (Passport No.: [                    ], the “Transferor”), Wang Meiqi (PRC Identification number: [                    ], the “Transferee”), and Tencent Music (Beijing) Co., Ltd. (former name “Ocean Interaction (Beijing) Information Technology Co., Ltd.”, the “WFOE”).

Whereas, Xie Guomin and Wang Meiqi entered into a share transfer agreement on May 11, 2020, (the “Share Transfer Agreement”), pursuant to which the Transferor should transfer 9.99% equity interest held by him of Guangzhou Kugou Computer Technology Co., Ltd. (the “VIE Company”) (the “Target Equity”, which equals to RMB 6,792,571 of the registered capital of the VIE Company ) to the Transferee. According the Share Transfer Agreement, the consideration of the Target Equity is RMB 64,400,000 (the “Transfer Price”).

Whereas, the Transferor, Chen Xiaotao and the WFOE entered into a Loan Agreement on April 21, 2014 (the “Loan Agreement”), pursuant to which the WFOE collectively lent RMB 64,400,000 (the “Loan”) to the Transferor. Chen Xiaotao, Qiu Zhongwei and the WFOE entered into a debt assignment and offset agreement on July 12, 2016, pursuant to which Qiu Zhongwei inherited all rights and obligations of Chen Xiaotao under the Loan Agreement.

In view of above, the parties agree as follows:

1.

The Transferor agrees to transfer its obligation to pay the Loan (including relevant interests) to the Transferee and the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests). As the consideration that the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests), the portion of the Transfer Price equal to the Loan (including relevant interests) that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor and become the borrower under the Loan Agreement and the Transferee shall pay the Loan (including relevant interests) pursuant to the Loan Agreement and fulfill other obligations thereunder.

2.	The WFOE, as the creditor of the Loan, agrees the assignment of the debt under Article 1 hereof.

3.	This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

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The Signature Page of the Debt Assignment and Offset Agreement

Xie Guomin	Wang Meiqi

Signed: /s/ Xie Guomin	Signed: /s/ Wang Meiqi

Tencent Music (Beijing) Co., Ltd.

[COMPANY CHOP IS AFFIXED]
/s/ Tencent Music (Beijing) Co., Ltd.